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                                                                     EXHIBIT 3.1

                     AMENDMENT DATED AS OF DECEMBER 19, 2006
                                       TO
                        SOURCE INTERLINK COMPANIES, INC.
                                     BYLAWS
                 AS AMENDED AND RESTATED AS OF FEBRUARY 28, 2005


         Section 1. Amendment to ARTICLE II of Bylaws. ARTICLE II of the Bylaws is hereby amended by inserting the following sentence at the end of Section 2.4:

         "In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice."